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[JEFFERSON PILOT FINANCIAL LOGO]
JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY
SERVICE OFFICE: ONE GRANITE PLACE, P.O. BOX 515, CONCORD, NEW HAMPSHIRE 03302
(800)258-3648


                            OTHER INSURED TERM RIDER

EFFECTIVE DATE -

This rider is part of the policy to which it is attached. It takes effect on the Policy Date of the policy unless a later effective date is shown above. In this rider, "we", "us" or "our" means Jefferson Pilot LifeAmerica Insurance
Company.

CONSIDERATION - This rider is issued in consideration of the application therefor and payment of the cost for this rider. The cost for this rider will be included in the monthly deduction, as defined in the policy. The monthly deduction for the policy after this rider has ceased will be reduced by the cost for this rider. The deduction of any cost for this rider after it has ceased shall not extend the term of this rider. Any such deduction will be refunded.

INSURED - As used herein, "Insured" means the primary Insured in the policy.

OWNER - As used herein, "Owner" means the Owner of the policy.

OTHER INSURED - As used herein, "Other Insured" means the Other Insured who is named in the application for this rider, and on Page 3 of the policy.

BENEFIT - We will pay to the named Beneficiary on due proof of death of the Other Insured, a lump sum payment equal to the Specified Amount for this rider as shown on Page 3 of the policy. This benefit is to be paid in the event the death of the Other Insured occurs while this rider is in force and before the Expiry Date. Such payment will be made subject to the provisions of this rider and those of the policy of which this rider is a part.

BENEFICIARY - Any proceeds to be paid under this rider will be paid to the Beneficiary named in the application for this rider.

While the Insured is living, the Owner may name or change a revocable Beneficiary at any time. A change of the Owner or Beneficiary must be made in writing. To be binding on us, the change must be signed by the Owner and any irrevocable Beneficiary and must be filed at our Service Center. Any change will take effect as of the date it was signed, subject to any payment made or action taken by us before the change was filed.

CONVERSION PRIVILEGE

OTHER INSURED'S BENEFIT - The insurance under this rider on the Other Insured may be converted to a new policy at any time while this rider is in force before the policy anniversary nearest the 70th birthday of the Other Insured, or upon the death of the Insured. The amount converted is not to exceed the Specified Amount of this rider as shown on Page 3 of the policy. The new policy will be issued without evidence of insurability. Issue will be governed by all the conditions set forth below.


P93-58D(98)
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CONVERSION CONDITIONS - Conversion to a new policy shall be subject to the following conditions:

(1) Proper written application for the policy must be made to us at our Service Center. The first premium for the new policy shall be paid to us not later than the termination date of the insurance to be converted. The first premium must also be paid during the lifetime of the person to be insured under the new policy.

(2) The effective date of the new policy shall be the date of termination of the insurance to be converted.

(3) Subject to our minimum policy rules, the new policy will be issued on any plan of non-participating whole life insurance offered by us on the effective date of the new policy.

(4) The new policy will be issued on a form and at premium rates in use by us on the effective date of the conversion. Such rates will be based on the then attained age to the nearest birthday of the person to be insured. For conversion of insurance on the Other Insured, the premium shall be that for the risk classification of such Other Insured at the effective date of this rider. The new policy will not include disability waiver or accidental death benefits unless evidence satisfactory to us of the insurability of the person to be insured is furnished.

(5) The application for a new policy on the Other Insured must be made by the Owner of the policy to which this rider is attached.

(6) The suicide and contestable periods of the new policy will be measured from the effective date of the Insurance provided by this rider.

COST OF INSURANCE RATES

COST OF INSURANCE RATES - The monthly cost of insurance rate for this rider is based on the sex, attained age, and rating class of the Other Insured. Attained age means the age nearest birthday on the prior policy anniversary. Monthly cost of insurance rates will be determined by us based upon expectations as to future mortality experience. Any change in cost of insurance rates will apply to all individuals of the same rating class as the Other Insured. However, the cost of insurance rates can never be greater than those shown in the Table of Monthly Guaranteed Cost of Insurance Rates on page 4A of the policy. Such guaranteed maximum rates are based on the 1980 CSO Male or Female, Smoker or Nonsmoker Mortality Tables, with appropriate increases for rated risks.

WAIVER OF COST OF INSURANCE - The cost of insurance for this rider shall be waived only if and when the monthly deduction under the policy is waived under any disability rider which is a part of the policy.

EXPIRY DATE - The Expiry Date of this rider shall be the earliest of:

(1)  The policy anniversary nearest the 70th birthday of the Other Insured;

(2)  The Maturity Date of the policy; or

(3)  The Expiry Date of this rider as shown on Page 3 of the policy.

TERMINATION - This rider will cease as soon as one of the following first occurs:

(1)  The policy terminates;

(2)  The Expiry Date of this rider is attained;

(3)  The date this rider is converted;

(4) We receive a proper written request, from the Owner to terminate this rider; or

(5) The cost of insurance for this rider remains unpaid at the end of the Grace Period, as defined in the policy.


                /s/ David Stonecipher           /s/ Robert A Reed

               Chief Executive Officer               Secretary


P93-58D (98)